Exhibit 10.44

McMinn Agreement

EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT by and between Kaiser Group Holdings, Inc., a Delaware corporation, and Douglas W. McMinn (the “Executive”), effective as of December 4th, 2006, the Effective Date (as hereafter defined).

W I T N E S S E T H

WHEREAS, in recognition of Executive’s significant contribution to the creation of shareholder value and leadership during his tenure as President and Chief Executive Officer, the Company wishes to obtain his commitment to serve as President and Chief Executive Officer of the Company until December 31, 2009; and

WHEREAS, the Company has agreed to provide Executive the compensation and benefits described in this Agreement as an incentive for Executive to remain in the employ of the Company so that the Company may receive his continued dedication and service and to ensure that he will not provide services for a competing business in accordance with the terms hereof; and

WHEREAS, Executive has agreed to serve the Company pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.             DEFINITIONS.

As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Cause” means Executive’s (i) willful neglect or gross negligence in the performance of Executive’s duties, (ii) indictment for or conviction of a felony, (iii) gross misconduct resulting in material harm to the Company or (iv) breach of any of the provisions in Section 6, 7, 8, or 10 of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause for purposes of this Agreement unless and until there shall have been delivered to him a copy of a resolution, duly adopted by a majority vote of the Board of Directors of the Company (the “Board”) at a meeting of the Board called and held (after Reasonable Notice to Executive and an opportunity for Executive and his counsel to be heard before the Board) for the purpose of considering whether Executive has committed any acts or failures to act described in clauses (i), (ii), (iii), or (iv) above.  The Company must notify Executive of an event constituting Cause within 90 days following the Board’s knowledge of its existence or such event shall not constitute Cause under this Agreement.  For the purposes of this Section 1(a), “Reasonable Notice” shall be a written notice given to Executive a minimum of 30 days and a maximum of 60 days before the aforementioned meeting of

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the Board is to be held.

(b) “Change in Control” means the first to occur of any of the following events:

(1) Persons who, as of the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least three-quarters of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(2) The shareholders of the Company approve any consolidation or merger of the Company, other than a merger of the Company in which the holders of all combined classes of stock of the Company immediately prior to the merger hold more than 50% of all combined classes of stock of the surviving corporation immediately after the merger; or

(3) Substantially all of the assets of the Company are sold or otherwise transferred to parties that are not within a “controlled group of corporations” (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the “Code”)) in which the Company is a member.

(c) “Company” means Kaiser Group Holdings, a Delaware corporation, and, the successor to, or transferee of all or substantially all of the assets of, the Company.

(d) “Date of Termination” means (1) the effective date on which Executive’s employment by the Company terminates as specified in a Notice of Termination by the Company or Executive, as the case may be, or (2) if Executive’s employment by the Company terminates by reason of death, the date of death of Executive. Notwithstanding the previous sentence, (i) if Executive’s employment is terminated for Disability (as defined in Section 3(d)), then such Date of Termination shall be no earlier than 30 days following the date on which a Notice of Termination is received, and (ii) if Executive’s employment is terminated by the Company other than for Cause or by Executive for Good Reason, then such Date of Termination shall be no earlier than 30 days following the date on which a Notice of Termination is received.

(e) “Effective Date” means December 4th, 2006.

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(f) “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events:

(1) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 12; or

(2) the relocation of Executive’s principal place of employment to a location more than 75 miles from Executive’s principal place of employment immediately prior to the Effective Date or the Company’s requiring Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to the Effective Date; or

(3) the reduction of Executive’s base salary below the amount set in 2(b).

Notwithstanding the foregoing, an action that is remedied by the Company within ten business days after receipt of notice thereof given by Executive shall not constitute Good Reason.

(g) “Notice of Termination” means the written notice as described in Section 13(b).

2.             EMPLOYMENT PERIOD.

(a) POSITION. Executive agrees to continue to serve the Company from the Effective Date until December 31, 2009 or, if earlier, the Date of Termination, in the same capacity and manner as in the six months prior to the Effective Date on the terms described in this Agreement.

(b) ANNUAL SALARY AND BONUS.  Executive will receive a base annual salary of $245,000, effective December 4th, 2006.  In 2006, Executive will receive a performance bonus of $225,000, in recognition of his hard work in 2006 and his loyalty to the Company throughout the bankruptcy process.  For the years 2007 through 2009, Executive will be eligible to receive an annual performance bonus.  The amount of this bonus shall be determined yearly by the Board Compensation Committee.

(c) BENEFITS.  Company will pay for Executive’s health care coverage until his 64th birthday in accordance with his existing health plan.  Until the Date of Termination, Company will provide for life insurance equal to one year’s base salary, and for short and long term disability coverage.  Provided, Executive shall be entitled to no benefits under this Section 2(c) if his employment is terminated by the Company for Cause, pursuant to Section 3(e), or if Executive terminates his employment without Good Reason, pursuant to Section 3(h).  Until Date of Termination, Company will also provide Executive with benefits according to its existing 401(k) plan.

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(d) STOCK OWNERSHIP PLAN. Company agrees to implement an incentive stock ownership plan for the benefit of executives and members of the Board during the year 2007.  The Board will develop this plan with the advice and consent of counsel to ensure compliance with all applicable IRS and SEC requirements.

3.             TERMINATION OF EMPLOYMENT.

Executive’s employment hereunder may be terminated under the following circumstances:

(a) NORMAL RETIREMENT. Executive may retire at any time after December 31, 2009.

(b) EARLY RETIREMENT. Executive may retire at any time before December 31, 2009, provided that he (1) obtains the consent of the Board, (2) provides a viable successor nomination for Board consideration, and (3) provides advance notice of at least 90 days of his intention to retire. Notwithstanding the foregoing, the Board, in its sole discretion, may waive the requirement of (2) and/or (3).

(c) DEATH. Executive’s employment with the Company shall terminate upon his death.

(d) DISABILITY. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties for the Company on a full-time basis for 180 calendar days in the aggregate in any 12-month period, the Company may terminate Executive’s employment with the Company for Disability. Any question as to the existence of any physical or mental illness referred to above on which the Company and Executive cannot agree shall be determined by a qualified independent physician selected by the Company and reasonably acceptable to Executive. The determination of such a physician made in writing to the Company and to Executive shall be final and conclusive for purposes of this Agreement.

(e) TERMINATION BY COMPANY FOR CAUSE. Subject to the provisions of Section 1(a) hereof and upon a Notice of Termination to Executive, the Company may terminate Executive’s employment with the Company for Cause.

(f) TERMINATION BY COMPANY WITHOUT CAUSE. Upon a Notice of Termination to Executive, the Company may terminate Executive’s employment with the Company without Cause.

(g) TERMINATION BY EXECUTIVE FOR GOOD REASON. Upon a Notice of Termination to the Company, Executive may terminate his employment with the Company for Good Reason.

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(h) TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. Upon a Notice of Termination to the Company, Executive may terminate his employment with the Company without Good Reason.

4.             COMPENSATION UPON TERMINATION.

(a) TERMINATION GENERALLY. If Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to Executive (or to his authorized representatives or estate) any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits that Executive may have under any employee benefit plan of the Company, including without limitation, executive compensation, insurance and retirement plans or arrangements (the “Accrued Benefits”).

(b) TERMINATION BY THE COMPANY WITHOUT CAUSE OR UPON EXECUTIVE’S DISABILITY, OR BY EXECUTIVE UPON EXECUTIVE’S NORMAL OR EARLY RETIREMENT. In the event of a termination of Executive’s employment by the Company without Cause or upon Executive’s Disability, or by Executive upon Executive’s normal or early retirement pursuant to Section 3(a) or (b), the Company shall pay to Executive all Accrued Benefits and a severance pay of the higher of the following two amounts, either: (a) eighteen months of Executive’s base salary, or (b) the base salary for the following number of months: thirty, minus one-half of the number of months worked before the Date of Termination. For example, if Executive worked for six months after the Effective Date before being terminated without cause, his severance pay would be 30 - 6/2 = 27 months of base salary.  However, if Executive worked for forty months after the Effective Date before being terminated without cause, he would receive eighteen months of severance pay, because 30 - 40/2 = 10, and 18 is greater than 10. Severance pay shall be paid in one lump sum, not later than 30 days after the Date of Termination.

(c) TERMINATION BY EXECUTIVE FOR GOOD REASON.  If, following a Change in Control, the Executive’s employment with the Company is terminated by the Executive for Good Reason, the Company shall pay to Executive all Accrued Benefits and a severance pay of the higher of the following two amounts, either: (a) eighteen months of Executive’s base salary, or (b) the base salary for the following number of months: thirty, minus one-half of the number of months worked before the Date of Termination. For example, if Executive worked for six months after the Effective Date before terminating his employment for Good Reason, his severance pay would be 30 - 6/2 = 27 months of base salary. However, if Executive worked for forty months after the Effective Date before terminating his employment for Good Reason, he would receive eighteen months of severance pay, because 30 - 40/2 = 10, and 18 is greater than 10.  Severance pay shall be paid in one lump sum, not later than 30 days after the Date of Termination.

(d) DEATH. If Executive’s employment is terminated by reason of his death, the Company shall pay Executive’s estate the Accrued Benefits.  Also, the Company will provide and pay for health coverage for Executive’s spouse in accordance with her

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existing health plan for not less than the next 24 months.

(e) TERMINATION BY COMPANY WITH CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If Executive’s employment is terminated by the Company with Cause under Section 3(e) or by Executive without Good Reason under Section 3(h), the Company shall have no further obligation to Executive other than the payment or provision of the Accrued Benefits.

(f) COMPLIANCE WITH SECTION 409A.  The Company and the Executive intend that this Agreement and all distributions made and benefits provided hereunder, and the terms of the governing documents supporting such distributions and benefits, shall comply with Section 409A of the Code and applicable Treasury Regulations and other guidance promulgated thereunder (“Section 409A”).  Notwithstanding anything herein to the contrary, the Executive shall not be entitled to receive any distribution or benefit hereunder or under any other agreement with or plan or program maintained by the Company (collectively, the “Other Arrangements”) prior to the earliest date on which distributions or benefits of the type in question may be made to “specified employees” pursuant to Section 409A without incurring a penalty tax under Section 409A (the “Specified Employee Restriction”), provided, however, for the sake of clarification and without limiting the intent of the foregoing, it is the intention of the parties that the Executive will receive all benefits and distributions under this Agreement and the Other Arrangements without any delay or deferral if the provision of such benefit or distribution would not be subject to the Specified Employee Restriction.  In order more effectively to ensure compliance with Section 409A and consistent with the intention of the parties with respect to the benefits and compensation to be provided to the Executive hereunder and under the Other Arrangements, the Company and the Executive shall consult with one another in good faith and shall (i) agree upon the timing of any distribution to be made pursuant to, and the provision of any benefits or rights granted by this Agreement and the Other Arrangements, and (ii) agree upon the terms, language and form of any amendment to any agreement between the Company and the Executive and any election by the Executive required or desirable to comply with Section 409A, and the Company shall not have any liability for violation of the requirements set forth in the immediately preceding sentence with respect to any agreement made pursuant to (i) or (ii) above or for any actions, distributions, or provision of benefits granted thereunder.

5.             WITHHOLDING TAXES.

The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes that, by applicable federal, state, local or other law, the Company is required to withhold.

6.             CONFIDENTIAL INFORMATION.

Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the period of Executive’s employment or at any time thereafter, any nonpublic, proprietary or

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confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

7.             NON-SOLICITATION AGREEMENT.

During Executive’s employment with the Company and continuing for the period for which compensation or benefits are payable under Section 2 or Section 4, Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, attempt to solicit, aid, induce or otherwise counsel, advise, ask, or encourage (a) any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee or (b) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

8.             NONCOMPETITION AGREEMENT.

Executive acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services for a competing business will result in irreparable harm to the Company. Accordingly, during Executive’s employment hereunder, and continuing for the period for which compensation or benefits are payable under Section 2 or Section 4, Executive agrees that Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as that in which the Company or any of its subsidiaries or affiliates is engaged on the Date of Termination or in which they have proposed, on or prior to such date, to be engaged on or after such date and with respect to which Executive has been involved in the conduct or planning to any extent (other than de minimis) at any time during the 12-month period ending with the Date of Termination, in any locale of any country in which the Company conducts

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business. This Section 8 shall not prevent Executive from owning not more than 20% of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict Executive from rendering services to charitable organizations, as such term is defined in Section 501(c) of the Code, nor will it restrict Executive from rendering services to the international trading/consulting firm, Global Trade & Invest, Inc., in which he is a part owner.

9.             ACKNOWLEDGEMENTS RESPECTING RESTRICTIVE COVENANTS

(a) NO ADEQUATE REMEDY AT LAW. Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Company in the event that Executive breaches any of the restrictive covenants in Section 6, 7, 8, or 10 and that any such damages, in any event, would be inadequate and insufficient. Therefore, if Executive breaches any restrictive covenant in Section 6, 7, 8, or 10, the Company and any of its subsidiaries or affiliates shall be entitled to an injunction restraining Executive from violating such restrictive covenant. If the Company or any of its subsidiaries or affiliates shall institute any action or proceeding to enforce a restrictive covenant, Executive hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that the Company or any of its subsidiaries or affiliates have an adequate remedy at law.

(b) INJUNCTIVE RELIEF NOT EXCLUSIVE REMEDY. In the event of a breach of any of the restrictive covenants in Section 6, 7, 8, or 10, Executive agrees that, in addition to any injunctive relief as described in Section 9(a), the Company shall be entitled to any other appropriate legal or equitable remedy.

(c) THIS SECTION REASONABLE, FAIR AND EQUITABLE. Executive agrees that this Section 9 is reasonable, fair and equitable in light of his duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement and that it is necessary to protect the legitimate business interests of the Company and that Executive has had independent legal advice in so concluding.

(d) CONSTRUCTION. If any of the restrictions contained in Sections 6, 7 or 8 hereof are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, Executive and Company agree that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

(e) CHANGE IN CONTROL. The parties hereto agree that the restrictive covenants contained in Sections 7, 8 and 10 of this Agreement shall be null and void and shall not be enforceable against Executive following any termination of Executive’s employment on or after a Change in Control of the Company. Notwithstanding anything to the contrary contained herein, in the event that Executive’s employment with the Company is terminated following a Change in Control, each continuing benefit shall be

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provided to him at a level no less favorable that provided to him immediately prior to the Change in Control.

10.           NONDISPARAGEMENT.

Each of Executive (and his representatives) and the Company (for purposes hereof, the Company shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party or, in the case of the Company, its respective affiliates, employees, officers, directors, products or services until after December 31, 2011. The provisions of this Section 10 shall survive the termination of this Agreement. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 10.  As used herein, “disparage” shall mean any oral or written communication of false, misleading or derogatory information or any oral or written communication of information with negligent disregard of its truth or falsity.

11.           INDEMNIFICATION.

To the fullest extent permitted by law, the Company shall indemnify Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director employee or consultant of the Company or any of its subsidiaries or affiliates. For at least three years following Executive’s ceasing to be employed by the Company, the Company shall make every reasonable effort to maintain customary director and officer liability insurance covering Executive for acts and omissions prior to Executive’s ceasing to be employed by the Company. The provisions of this Section 11 shall survive the termination of this Agreement.

12.           SUCCESSORS; BINDING AGREEMENT.

(a) The provisions of this Agreement shall be binding upon the surviving or resulting corporation in any merger, consolidation, recapitalization or similar corporate transaction or the person or entity to which all or substantially all of the Company’s assets are transferred.

(b) In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

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(c) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

13.           NOTICE.

(a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, to such address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) A written Notice of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specify the Date of Termination. Except as provided in Section 1(a) hereof the failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

14.           FULL SETTLEMENT.

The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

15.           GOVERNING LAW; VALIDITY.

The validity, interpretation, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Virginia. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

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16.           ARBITRATION; LEGAL FEES.

Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Falls Church, Virginia, before a panel of three arbitrators, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that this Section 16 shall not apply to any request for injunctive relief pursuant to Section 9 hereof. The defeated party with respect to the preponderance of the amount in dispute shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 16 (including all reasonable legal fees incurred by Executive in connection with such arbitration).  Promptly following the execution of this Agreement, the Company shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive in negotiating and entering into this Agreement up to, but not exceeding, $5,000.

17.           WAIVER AND RELEASE.

No amounts shall be payable and no benefits shall be provided hereunder following the Termination Date unless and until the Executive shall have executed and delivered a waiver and release of claims against the Company in customary form.

18.           AMENDMENT.

No provision of this Agreement may be amended, waived or discharged except by the mutual written agreement of the parties.

19.           COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this December 4th, 2006.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

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EXECUTIVE		KAISER GROUP HOLDINGS, INC.

By:	/s/ Douglas W. McMinn	By:	/s/ Dr. Nicholas Burakow
	Douglas W. McMinn		Dr. Nicholas Burakow, CFO

		By:	/s/ Jon Bennett
Jon Bennett, Director

		By:	/s/ Frank E. Williams, Jr.
Frank E. Williams, Jr., Director

		By:	/s/ Mark Tennenbaum
Mark Tennenbaum, Director